Exhibit 10(m)

                                                                (LES-C1)

                                                           May 27, 1998

PRIVATE AND CONFIDENTIAL

[FirstName] [LastName]
[Address1]
[City] [State]  [PostalCode]

Dear [JobTitle]:

         Laidlaw Environmental Services, Inc. (the "Corporation") considers it essential and in the best interests of its shareholders to foster the continuous employment of key management personnel. In this regard, the board of directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the members of senior management of the Corporation, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Corporation.

         In order to induce you to remain in the employ of the Corporation, the Corporation has agreed with you that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Corporation is terminated subsequent to a Change in Control (as defined below) under the circumstances described below.

1. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a "Change in Control", which, for purposes of this Agreement, shall mean Laidlaw Inc. ceasing to be the beneficial owner, directly or indirectly of 51 per cent or more of the voting shares of the Corporation and another party or parties acting alone or in concert with others controls a block or blocks of shares which in the aggregate represent a larger number of voting shares than those held by Laidlaw Inc.

2. TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control shall have occurred, you shall be entitled to the benefits provided for herein upon the subsequent termination of your employment ("Termination") during the period ("Window Period") beginning upon the date of the Change in Control and ending on the second anniversary thereof, unless such Termination is because of your death or retirement, by the Corporation for Cause or by you other than for Good Reason. For purposes of this paragraph:

                  a)       "Cause" shall mean:

                           (I) the willful and continued failure by you substantially to perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from Termination by you for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to you by the Corporation's board of directors ("Corporation's Board") or executive management, which demand specifically identifies the manner in which the Corporation's Board believes that you have not substantially performed your duties and you failed to correct such failure to perform your duties within 30 days after such written demand is delivered to you; or

                           (II) the willful engaging by you in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise, and no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Corporation;

                  b) "Good Reason" shall mean the occurrence, without your express written consent, of any of the following:

                           (I) INCONSISTENT DUTIES - a meaningful and detrimental alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

                           (II) REDUCTION IN REMUNERATION - a reduction by the Corporation in your annual base salary as in effect immediately prior to the Change in Control or at any time during the window period; or a reduction by the Corporation in long term incentive opportunity as in effect immediately prior to the Change in Control or at any time during the window period; or a reduction by the Corporation in bonus opportunity as in effect immediately prior to the Change in Control or at any time during the window period;

                           (III) RELOCATION - the relocation of the office of the Corporation where you are employed at the time of the Change in Control ("the CIC Location") to a location that is more than 100 miles away from the CIC Location, or the Corporation requiring you to be based more than 100 miles away from the CIC Location (except for required travel on the Corporation business to an extent substantially consistent with your customary business travel obligations in the ordinary course of your business during the year immediately prior to the Change in Control);

                           (IV) BENEFITS AND PERQUISITES - the failure by the Corporation to continue to provide you with benefits and perquisites at least as favorable as those enjoyed by you immediately prior to the Change in Control as may be increased thereafter and prior to the expiry of the Window Period.

3. TERMINATION PAYMENT. If any event of Termination shall have occurred during the Window Period and prior to the expiry of the Term of this Agreement, and you shall have provided written notice to that effect to the Corporation, you shall be entitled to a payment ("the Termination Payment") in a lump sum (subject to mandatory statutory tax withholding) in the amount of one month's average compensation for each year of service subject to a minimum of 12. Average compensation is equal to the average aggregate monthly salary and bonus paid to you and cash value of your benefits (excluding the Laidlaw Environmental Services Supplementary Executive Retirement Plan) and perquisites during the two fiscal years of the Corporation ended immediately prior to the date ("Termination Payment Date") on which the Termination Payment shall be due.

4. LAIDLAW ENVIRONMENTAL SERVICES SUPPLEMENTARY EXECUTIVE RETIREMENT PLAN. In the event that the Termination Payment shall become payable to you hereunder your service under the Laidlaw Environmental Services Supplementary Retirement Plan shall be extended for the purposes of determining your pension entitlement by the number of months used to determine the Termination Payment and your earnings for the purposes of determining your pension entitlement as defined by the plan for such period shall be the Termination Payment reduced by the value of benefits and perquisites.

5. EMPLOYEE STOCK OPTIONS. Notwithstanding any provision to the contrary contained in the Terms, Conditions and Restrictions relating to any applicable Stock Option Plan ("TCR"), in the event that the Termination Payment shall become payable to you hereunder, all employee stock options of the Corporation heretofore granted to you and that would become vested in two years following the Termination Payment Date shall, fully vest. All stock options which are thus fully vested shall lapse if not exercised within ninety days following the date of Termination and within ten years of the grant of the options.

     LEGAL COUNSEL FEES. If the Corporation shall fail to comply with its obligations hereunder or call into question the legal validity of this Agreement, all reasonable legal counsel fees incurred by you in the course of seeking to enforce this Agreement shall be for the account and payable by the Corporation, except to the extent that a court shall determine that your action in seeking to enforce this Agreement was frivolous.

7. OUTPLACEMENT EXPENSES. In the event that the Termination Payment shall become payable hereunder, the Corporation shall pay, on your behalf, the fees and expenses of "outplacement" services on your behalf which shall have been arranged by you, to a maximum of $25,000.

8. TERM. This Agreement shall terminate on the later of (a) the third anniversary of the date hereof and (b) the expiry of the Window Period in respect of the last Change in Control which shall have occurred prior to the third anniversary of the date hereof.

9. FINAL AGREEMENT. It is the intention of the Corporation and you that the compensation and benefits to be provided to you under this Agreement shall be the only compensation and benefits to you provided by the Corporation in the event of your Termination of employment following the Change in Control, and by your acceptance hereof, you hereby waive any and all other rights which you might have as a result of such Termination of employment.

10. NOTICE. For purposes of this Agreement, notices and all other communications shall be in writing and shall be hand delivered and shall be deemed given when delivered and received addressed to Laidlaw Environmental Services, 1301 Gervais Street, Suite 300, Columbia, South Carolina 29201, Attention: Vice President, Administration or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina applicable therein.

12. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

14. NO CONTRACT OF EMPLOYMENT. Nothing in this Agreement shall be construed as giving you any right to be retained in the employment of the Corporation.

         If the foregoing sets forth our agreement on the subject matter hereof, kindly sign in the space provided below and return to the President and Chief Executive Officer of the Corporation for execution by the Corporation. One fully executed copy of this Agreement shall be returned to you.

                                  Yours truly,

                                  Laidlaw Environmental Services, Inc.

                                  By:__________________________

                                  By:__________________________

Agreed to this           day of
                     , 1998

------------------------